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                                                                    EXHIBIT 21.1

                    Subsidiaries of Pacific Biometrics, Inc.


BioQuant, Inc., a Michigan corporation

Pacific Biometrics, Inc., a Washington corporation

PBI Technologies, Inc., a Washington corporation